Exhibit 99.1

Pioneer Services A Division of MidCountry Bank 4700 Belleview Avenue, Suite 300 Kansas City, Mo. 64112 Ph: 816-448-2300 / FAX: 816-561-9333	Pioneer Services A Division of MidCountry Bank

No. 072-07

FOR IMMEDIATE RELEASE

Pioneer Services announces new Chief Financial Officer

KANSAS CITY, Mo. (July 24, 2007) Pioneer Services has named Laura Stack chief financial officer. Most recently Stack was director of corporate finance and previously held the position of controller for the company.

“During her eight years, Laura’s leadership has helped develop high performing teams in the areas of Payroll, Treasury Management , Accounts Payable, Regulatory and SEC reporting.,” said Tom Holcom, president of Pioneer Services. “Her in-depth knowledge of our business has been critical during multiple system conversions, and most recently her role in the in our recent acquisition by MidCountry Financial was immeasurable.”

In this executive-level position, Stack will be responsible for all financial and fiscal management aspects of company operations and oversee all business planning, accounting, treasury, and budgeting efforts of the company.

Pioneer Services, the military banking division of MidCountry Bank, offers responsible financial services and education to members of the Armed Forces that enhance their quality of life and financial independence. For more than 20 years, Pioneer Services has been a leader in military lending. They offer the protection and security of a personal loan with the speed and flexibility service members need. Through a network of offices and on the Internet, Pioneer Services offers loans, financial education programs, and supports military families and communities through a variety of partnerships, programs, and sponsorships.

For more information, visit pioneerservices.com.

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Contact:

Amy Rosendahl

Public Relations, Pioneer Services

A Division of MidCountry Bank

arosendahl@pioneerservices.com

ph: 816-448-2300, fax: 816-561-9333

All loan applications subject to our credit policies. No official US military endorsement is implied. MidCountry Bank is a member FDIC.